January 28, 2021

Dear Stockholder:

We obviously had a very unusual 2020, fraught with uncertainty and economic and social upheaval.  MacKenzie Realty Capital has not been immune to the global forces that have buffeted our nation and its economy.  In March, your Board of Directors decided to suspend any further dividends or share redemptions to conserve cash and to ensure the Company’s long-term health.  At our annual meeting, we asked shareholders to authorize our Board of Directors to drop our status as a business development company, which was approved.  We made the election to drop that status on December 31, 2020.

Concurrently with the important change in our corporate structure, our public offering was cancelled as the registration statement, prospectus, and shareholder communications related to such offering were no longer relevant.  We are working on a new registration statement that will accurately reflect our current status, structure, and goals.  Significantly, beginning with the quarterly report that will be filed on Form 10-Q for the period ended December 31, 2020, we will publish a new net asset value that will be based upon appraised values as opposed to the "fair market pricing" that was required of us as a business development company.  We anticipate publishing that information in the next couple of weeks.

Our intent and our sincerest hope is to launch a new offering as quickly as possible after the filing of our 10-Q for the period ended December 31, 2020.  As soon as the uncertainty and economic turmoil subsides, we will likely resume distributions to our common shareholders at some level which is yet to be determined, and re-open a shareholder redemption plan, also at a level yet to be determined.  We hope that will happen in the first part of 2021.

We appreciate your patience while we work through these issues.  Some of them are just accounting issues, while others have real economic impact.  We do not, for example, want to sell shares to new investors at prices that would unnecessarily dilute the NAV of our stock.  We also, on the other hand, want to be sensitive to shareholders who need liquidity but don’t want to be cashed out at unreasonably low prices.  It is the tension between these dueling goals that requires us to be patient and to wait for our new NAV.

As of January 1, 2021, we are no longer an investment company, so the Board entered into an advisory contract with MacKenzie Real Estate Advisers, LP to advise and manage the Fund’s real estate investments.  The full contract and terms were recently filed on a Form 8-K; the Board felt that the terms of the new contract were no less favorable to Stockholders than the former advisory agreement, and competitive with other non-traded REITs.

We look forward to filing our next 10-Q in February, and to the re-launch of an offering for our successful Fund.  Thank you very much for your continued support and confidence.  We are highly committed to this venture, and we believe your investment will prove to be a profitable one.

Further, below is our 2020 dividend allocation for federal income tax purposes.  MRC’s tax return for the year ended December 31, 2020, has not yet been filed.  As a result, the income tax allocation for the dividends discussed below has been calculated using the best available information as of the date of this announcement.  We expect the amounts noted below as well as those provided on your initial 1099-DIV will change once we complete our 2020 tax return, and we anticipate providing corrected information once we are able to do so.

Please note that tax laws affect taxpayers differently, and the above information is not intended as advice to shareholders as to how dividends should be reported on their tax returns.  We encourage shareholders to consult with their own tax advisors with respect to the income tax effects of these dividends.

Record Date	Payable Date	Ordinary Dividends*	Capital Gain Distribution	Return of Capital	Total Distribution per Share
1/1/2020	1/28/2020	$0.01050	$0.03238	$0.13213	$0.17500

3/31/2020	4/29/2020	$0.00717	$0.02212	$0.09028	$0.11958

Totals		$0.01767	$0.05450	$0.22241	$0.29458
		6.00%	18.50%	75.50%
* Also section 199A dividend

We appreciate your investment in MRC.  We are cautiously optimistic about the opportunities before us and believe your continued confidence will be rewarded.

Sincerely,
MacKenzie Realty Capital, Inc.

Robert E. Dixon, President

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believe,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” “rewarded,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.